SERVICE AGREEMENT BETWEEN
                              ALLIANCE TOWERS, INC.
                                       AND
                             CENTRAL WIRELESS, INC.




This Agreement (the "Agreement") is entered into as of April 11th, 2003 (the "Effective Date") between Alliance Towers Communications, Inc. ("Alliance Towers"), a corporation organized and existing under the laws of the State of Florida, whose offices are located at 4333 South Tamiami Trail, Suite F Sarasota, FL. 34231 and Central Wireless, Inc (Central Wireless), 4333 South Tamiami Trail, Suite E Sarasota, FL. 34231, a corporation organized and existing under the laws of the State of Utah.

Recitals:

o Alliance Towers is a developer and Alliance Towers of tower facilities for lease to the wireless industry

o Whereas, Central Wireless has the ability to offer services that include site acquisition, zoning and engineering management for the development of tower facilities

o Alliance Towers agrees to compensate (as listed in Exhibit B) Central Wireless for the services outlined in Exhibit A attached hereto for project site or sites as delineated in Exhibit "C" hereto attached.


Alliance Towers and Central Wireless, for the consideration hereinafter named, agree as follows:

1. SCOPE OF AGREEMENT

Alliance Towers hereby engages Central Wireless as an independent contractor to provide the services which are generally described in Exhibit A attached hereto, for the development of tower sites as listed in Exhibit "C" and incorporated herein (hereinafter "Services").

2. TERM OF AGREEMENT

This Agreement shall become effective on the Effective Date and shall continue in effect for one (1) year with one (1) year automatic renewals, unless terminated by either party as provided in Article 7 hereof.

3. PAYMENT

Alliance Towers shall pay Central Wireless at the rates set forth in Exhibit B attached hereto and incorporated herein for rendering the Services. Central Wireless shall submit to Alliance Towers invoices requesting payment, and such invoices shall be paid by Alliance Towers within thirty (30) days after receipt. Invoices shall clearly state the site number which will be assigned to the project by Alliance Towers.

Invoices shall be sent to:

Alliance Towers, Inc.
4333 South Tamiami Trail
Suite F
Sarasota, FL. 34231
Attn: Michael Delin


Payments shall be sent to:

Central Wireless Inc.
4333 South Tamiami Trail
Suite E
Sarasota, FL. 34231
Attn.

4. TAXES.

Alliance Towers shall pay all applicable local, state and federal withholding and insurance amounts when due, and shall comply with all applicable minimum wage requirements, with respect to Alliance Towers and Alliance Towers' employees. Central Wireless shall pay all applicable local, state and federal withholding and insurance amounts when due, and shall comply with all applicable minimum wage requirements, with respect to Central Wireless and Central Wireless's employees. A Certification of Insurance naming Alliance Towers as additionally insured will be applicable for all projects undertaken by Central Wireless.

5. CONFIDENTIALITY

5.1. Use of Confidential Information Received. In as much as certain documents, studies and plans will need to be available to Central Wireless in order to allow Central Wireless to qualify and certify certain portions of work performed by Alliance Towers. Alliance Towers may be required from time to time communicate to Central Wireless, or Central Wireless may otherwise gain access to, certain confidential business and/or technical information with respect to Alliance Towers' operations, business plans and/or intellectual property (the "Information"). Central Wireless shall treat all Information as confidential, whether or not so identified, and shall not disclose, or permit the disclosure of, any Information without the prior written consent of Alliance Towers. Central Wireless shall limit the use and disclosure of the Information within its organization to the extent necessary to perform the Services and shall inform all such disclosers of the confidential nature of such Information and of Central Wireless's obligations under this Paragraph 3. The foregoing obligations of this Paragraph 3 shall not apply to any Information which has been or is through no
                                       2
fault of Central Wireless hereafter disclosed in publicly available sources of information. The terms of this Agreement are in addition to the terms of any nondisclosure agreement currently in effect between Alliance Towers and Central Wireless, and in the event of any inconsistency between the terms of such agreements, those terms which are most protective of the Information shall prevail.

5.2. Confidentiality of Work Product. Central Wireless shall not disclose to any party, including but not limited to any subcontractor, without the prior written consent of Alliance Towers any of(i) Alliance Towers' works, discoveries, inventions and innovations resulting from work performed for clients, (ii) any proposals, research, records, reports, recommendations, manuals, findings, evaluations, forms, reviews, information, data, computer programs and software originated or prepared by Alliance Towers for or in the performance of the Deliverables (the items listed in clauses (i) and (ii) being hereinafter referred to collectively and severally as "Work Product") or (iii) the existence or the subject matter of this Agreement.

5.3. Return of Information and Work Product. In the event of any termination, expiration or upon request by Alliance Towers, all copies of such Information and all Work Product shall be immediately returned to Alliance Towers.

6.0   PROPRIETARY RIGHTS

6.1. Rights to Information. Central Wireless acknowledges and agrees that all Information shall remain the property of Alliance Towers, and no license, express or implied, to use any of Alliance Towers' intellectual property is granted under this Agreement.

6.2. When review of documents or plans is required Central Wireless shall communicate to Alliance Towers or its representatives all facts known to it respecting such Work Product and /or reviews. Further, whenever requested, Central Wireless shall sign all lawful papers and otherwise perform all acts necessary or appropriate to enable Alliance Towers and its successors and assigns to obtain and enforce legal protections for all such Work Product.

7.0   ALLIANCE TOWERS AND CENTRAL WIRELESS'S WARRANTIES AND COVENANTS.

Central Wireless hereby represents warrants and covenants as follows:

7.1. Central Wireless is financially solvent, able to pay Central Wireless's debts and possessed of sufficient working capital to complete the Services in accordance with this Agreement.

7.2. Central Wireless warrants that Central Wireless has complied with all applicable registration and licensing requirements to enable Central Wireless to act as an independent contractor under the terms of this Agreement in those states listed in Exhibit C

7.3. Central Wireless has the experience and skills necessary to perform and provide the services required pursuant to this Agreement. All Services provided by Central Wireless shall be performed (a) in a professional manner, with a high grade, nature and quality, commensurate with that which is customary in the industry, (b) in compliance with all applicable federal, state and local laws, rules, regulations and ordinances and Alliance Towers' applicable rules while Central Wireless is on the Alliance Towers' premises.

Alliance Towers hereby represents warrants and covenants as follows:

7.1. Alliance Towers is financially solvent, able to pay its debts and possessed of sufficient working capital to complete the Services in accordance with this Agreement.

7.2. Alliance Towers warrants that it has complied with or will comply with prior to beginning any construction activities, all applicable registration and licensing requirements to enable Central Wireless to do business in the states listed in Exhibit C. Alliance Towers shall furnish proof of such compliance to Central Wireless upon request.

7.3. Alliance Towers has the experience and skills necessary to perform and provide the services required pursuant to this Agreement. All Services provided by Alliance Towers shall be performed (a) in a professional manner, with a high grade, nature and quality, commensurate with that which is customary in the industry, (b) in compliance with all applicable federal, state and local laws, rules, regulations and ordinances and Central Wireless's applicable rules while Alliance Towers is on Central Wireless's premises.

The provisions of this Section shall survive termination of this Agreement.

8.0   TERMINATION

Alliance Towers, without prejudice to any right or remedy it may have due to any failure of Central Wireless to perform its obligations under this Agreement, may, at any time, terminate the performance of work hereunder, in whole or in part, upon fifteen (15) days written notice to Central Wireless specifying the date upon which termination becomes effective. In the event of any such termination, Central Wireless shall be entitled to payment for services rendered prior to the effective date of termination; provided, however, that any such payment shall be subject to any provision for the limit of expenditures set forth elsewhere in this Agreement. Such payment shall constitute full settlement of any and all claims of every description, including profit.

Central Wireless, without prejudice to any right or remedy it may have due to any failure of Alliance Towers to perform its obligations under this Agreement, may terminate the performance of work hereunder, in whole or in part, upon fifteen (15) days written notice to Alliance Towers specifying the date upon which termination becomes effective should Alliance Towers default upon any provisions contained in this Agreement, herein. Should Central Wireless wish to terminate this Agreement for convenience, it shall notify Alliance Towers and allow ninety (90) days before termination becomes effective to allow Alliance Towers to seek another qualified entity to complete the work.

9.0   LAWS, RULES AND REGULATIONS

Alliance Towers and Central Wireless shall comply at their own expense with the provisions of the Fair Labor Standards Act of 1938, as amended and all other applicable state and municipal requirements and those of state and federal laws applicable to an employer of labor or otherwise.


10.0   WORKMANSHIP

The services to be provided by Central Wireless under this Agreement shall proceed with promptness and diligence and shall be executed to Alliance Towers' satisfaction in accordance with the highest professional standards in the field.

Central Wireless shall execute all work in a diligent, professional manner and to telecommunication industry standards. All work will be done in accordance with each particular project's specifications and drawings and all local and state codes.

11.0   INSURANCE

Both Alliance Towers and Central Wireless warrant that they shall maintain insurance policies that are sufficient to protect the businesses against all applicable risks. Without limiting the scope of the foregoing, they shall both maintain insurance coverage in an amount not less than $1,000,000 per occurrence with a $5,000,000 aggregate for bodily injury or death, personal injury and property damage liability. Alliance Towers, its officers, directors, and employees shall be named as additional insured's with a full waiver of subrogation by Central Wireless for such insurance. Insurance Certificates naming Central Wireless as additionally insured to be furnished upon request.

12.0          INDEMNIFICATION

Each party shall, to the fullest extent permitted by law, indemnify, defend and hold harmless the other parties to this Agreement, and the directors, officers, employees, agents and consultants of each party and their assigns (each an"Indemnitee") from and against any and all suits, actions, legal, or administrative proceedings, claims, demands, damages, liabilities, interest, attorney's fees, costs, expenses, and losses of whatsoever kind or nature in connection with or incidental to the performance of this agreement, whether arising before or after completion or the Work hereunder and in any manner directly or indirectly caused, occasioned, or contributed to in whole or in part, or claimed to be caused, occasioned, or contributed to in whole or in part, by reason of any act, omission, fault, or negligence whether active or passive by such indemnifying party or its directors, officers, employees, agents or consultants (collectively the "Indemnitor")

13.0 INDEPENDENT CONTRACTOR

The parties expressly intend and agree that Central Wireless is acting as an independent contractor and not as an agent or employee of Alliance Towers. Central Wireless retains sole and absolute discretion, control and judgment regarding the manner and means of performing and providing the Deliverables, except as to the policies and procedures set forth herein. Central Wireless understands and agrees that it shall not be entitled to any of the rights and privileges established for Alliance Towers' employees, including but not limited to retirement benefits; medical, life insurance or disability coverage; severance pay; and paid vacation or sick pay. Central Wireless understands and agrees that Alliance Towers will not pay or withhold from the compensation paid to Central Wireless any sums customarily paid or withheld for or on behalf of employees for income tax, unemployment insurance, social security, workers compensation or any other withholding tax, insurance or payment, and all such payments as may be required by law are the sole responsibility of Central Wireless. Central Wireless agrees to hold Alliance Towers harmless against and indemnify Alliance Towers for any of such payments of liabilities for which Central Wireless may become liable with respect to such matters. This Agreement shall not be construed as a partnership agreement. Alliance Towers shall have no responsibility for any of Central Wireless's debts, liabilities or other obligations or for the intentional, reckless or negligent acts or omissions of Central Wireless or Central Wireless's employees or agents.



14.0 PROPERTY

14.1 Title to all property whether intellectual or physical owned, rented or leased by Alliance Towers (or any Affiliate of Alliance Towers) and furnished to Central Wireless shall remain with Alliance Towers (or the Affiliate).

14.2 Title to all property whether intellectual or physical owned, rented or leased by Central Wireless (or any Affiliate of Central Wireless) and furnished to Alliance Towers shall remain with Central Wireless (or the Affiliate).



15.0 PREMISES RULES AND SECURITY REQUIREMENTS

The employees and agents of each party, while on the premises of the other, shall comply with all rules and regulations in effect at such premises, including security requirements.

16.0   PUBLICITY

Central Wireless shall not issue or release for publication any articles or advertising or publicity matter relating to the work to be performed hereunder or mentioning or implying the name of Alliance Towers, or any affiliate of Alliance Towers or any of their personnel, unless prior written consent is granted by Alliance Towers.


17.0   NOTICE

All notices shall be in writing and sent by registered or certified mail, postage prepaid, or via facsimile with confirmation to the following addresses:

Notices to Alliance Towers shall be addressed to:

Alliance Towers, Inc.
4333 South Tamiami Trail
Suite F
Sarasota, FL. 34231
Attn. Robert C. Sandburg


Notices to Central Wireless shall be addressed to:

Central Wireless, Inc.
4333 South Tamiami Trail
Suite E
Sarasota, FL. 34231
Attn. Kenneth W. Brand


If a party changes its address during the terms hereof, it shall so advise the other party in writing and any notice thereafter required to be given shall be sent according to the new information.

18.0 DISPUTES

Any claim for equitable adjustment to the Contract price or time of performance which cannot be resolved y negotiation shall be considered a dispute within the meaning of this clause.

If for any reason the Alliance Towers and Central Wireless are unable to resolve a claim for an equitable adjustment, Alliance Towers or Central Wireless shall notify the other party in writing that a dispute exists and request or provide a final determination by Alliance Towers. Any such request by Central Wireless shall be clearly identified by reference to this clause and shall summarize the facts in dispute and Central Wireless's proposal for resolution.

Alliance Towers shall, within thirty (30) days of any request by Central Wireless, provide a final written determination setting forth the contractual basis for its decision and defining what contract adjustments it considers equitable. Upon Central Wireless's acceptance of Alliance Towers' determination, the Contract will be modified and the determination implemented accordingly or, failing such agreement, Alliance Towers shall pay such amounts and/or revise the time for performance of the Work in accordance with the Alliance Towers' final determination.

If Alliance Towers' final determination is not accepted by Central Wireless, the parties The parties agree that in the event of any dispute between the Alliance Towers and the Central Wireless, each expressly waives any and all rights to a trial by jury and agrees that said dispute shall be submitted to meditation before a neutral mediator selected by and mutually agreeable to the parties. The parties agree that the mediator will be selected to conduct such mediation within sixty (60) days of either party giving notice to the other of the dispute for mediation.

            In the event that mediation is unsuccessful, the parties agree to submit the dispute to binding arbitration. The parties agree that once notice of claim for arbitration is delivered to the other, the parties shall select a single, mutually acceptable, arbitrator to hear the dispute. In the event that the parties are unable to reach agreement on the selection of a single arbitrator, each party shall, within 30 calendar days, appoint one arbitrator and notify the other party of its selection. Within 30 calendar days, or any mutually agreeable time period thereafter, the two arbitrators shall select a third, neutral, arbitrator. The arbitration shall then be conducted by the panel of the three arbitrators. If either party refuses or neglects to appear or participate in arbitration proceedings, the arbitrators are empowered to decide the controversy in accordance with whatever evidence is presented. The arbitrators are authorized to decide all jurisdictional issues, and award to any party or parties such sums as such arbitrators shall deem proper to remedy the injury proven, including, if appropriate, the costs of arbitration, reasonable attorney's fees and expenses.

            Arbitration shall be held in accordance with Florida Arbitration Regulations. The parties expressly agree to consolidation of separate arbitration proceedings. Any judgment upon the award rendered by the arbitrators may be entered by any court with jurisdiction. The arbitration will be held in Sarasota County, FL.. The arbitrators are not empowered to award damages in excess of compensatory damages and each party waives any damages in excess of compensatory damages. The arbitrators are expressly empowered to award attorney fees to the prevailing party

19.0   ASSIGNMENT

Central Wireless shall not assign any of its rights or obligations under this Agreement and shall not subcontract any of the Services to be performed hereunder without the prior written consent of Alliance Towers. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and permitted assigns. Alliance Towers may assign its rights, duties and obligations under this Agreement to any affiliates of Alliance Towers or to any partnership or partnerships in which Alliance Towers or any of its affiliates has or will have any interest.

20.0   WAIVER

No provision of this Agreement shall be deemed waived, amended, or modified by either party unless such waiver, amendment or modification is in writing and signed by the party against whom it is sought to be enforced.



21.0   BANKRUPTCY

Either party may terminate this Agreement by notice in writing in the event that the other makes an assignment for the benefit of creditors, or admits in writing inability to pay debts as they mature, or if a trustee or receiver of the other, or any substantial part of the other's assets, is appointed by any court.

22.0 ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between Alliance Towers and Central Wireless with respect to the subject matter hereof and shall not be amended or modified without specific written agreement to that effect signed by both parties. No oral statement of any person whatsoever shall, in any manner or degree, modify or otherwise affect the terms and provisions of this Agreement. To the extent to which any provision of Exhibit A conflicts in any way with any provision of the text of the contract in chief, the provisions of the contract in chief shall govern.

23.0   AUDITS

Central Wireless shall maintain complete records of all costs reimbursable by Alliance Towers under the terms of this Agreement. All such records shall be maintained in accordance with recognized accounting practices. Alliance Towers shall have the right, through its accredited representatives, to examine and audit such records at any reasonable time. The correctness of Central Wireless's billings shall be determined by such audits.

24.0 SUBCONTRACTING

Central Wireless shall not, without the prior written consent of Alliance Towers, subcontract any portion of the work covered by this Agreement, except with prior written agreement from Alliance Towers.

25.0   ARTICLE HEADINGS

The headings of the several Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.


26.0 SUCCESSORS AND ASSIGNS

This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns.

27.0   SEVERABILITY

If any provision, or any portion of any provision, contained in this Agreement is determined to be invalid under any applicable statute or rule of law, then it shall only to that extent be deemed omitted. Additionally, the parties agree that if any provision of Exhibit A is addressed wholly or in part by any provision(s) in the text of the contract in chief that provision of Exhibit A is deemed to be severable and is omitted.


28.0   SURVIVABILITY

The terms and conditions of this Agreement that by their sense and context are intended to survive after performance hereunder shall survive the termination or expiration of this Agreement, including but not limited to Articles 4, 5, 6 and18.



Alliance Towers, Inc.                        Central Wireless, Inc.

Name: /s/ Robert Sandburg                    Name: /s/ Kenneth Brand
     ---------------------                        ---------------------

Title: CEO                                   Title:  CEO
      --------------------                         --------------------

Date: April 11, 2003                         Date:  April 11, 2003
      --------------------                         --------------------

                                    EXHIBIT A
                                SCOPE OF SERVICES


1. SITE ACQUISITION AND ZONING SERVICES

a.   Search Area Investigation

b. Visit each search area for the purpose of identifying and cataloging any viable candidate(s) described below.

c. Prioritize and submit up to three viable candidates per Search Area Request Form (SARF). A complete Site Candidate Information Package (SCIP) will be completed for each candidate. A viable candidate meets the following criteria:

     Meet or exceed RF design requirements

     Determine that the respective property owner(s) are interested in executing a long-term lease agreement.

     Site can be reasonably zoned and permitted within the local jurisdiction for the intended purpose and within the proposed timeline (copy of zoning map and copies of applicable Telecommunication Ordinance pertaining to the site to be provided).

     Site can be constructed with reasonable cost (per capital budget) and timeline (project schedule).

     Candidate prioritization based on all three disciplines - RF, Construction and Acquisition (leasing and zoning) for costs and timeline. Contractor will submit SCIP within 10 business days of SARF release.

2. LEASING

a. Acquire the following information/documents on the preferred Candidate (as applicable):

b.   Existing   drawings/easement   (verification   of  legal  access  to  site)
     /structural studies

c. Deed, property tax records/confirm there is (are) no delinquent tax or tax liens on the property

d.   Environmental statement/historical data

e. Obtain Corporate Resolution (if a corporation), including Document of Resolution authorizing the transfer of land rights Authorizations, as required to submit for zoning and building permits

f.   Coordinate and obtain owner approval for drive testing, as required

g.   Obtain Entry and Testing Agreement signed by owner

h. Contractor will use best reasonable efforts to obtain draft leases within scheduled timeframes.

i. Coordinate with Legal Department any changes to Standard Lease or License Agreement, including special access limitations, construction requirements or special requests by Client or any other pertinent information pertaining to the leasehold interest. Client will use best and reasonable effort to review and return leases to Contractor.

j. As Client's agent, negotiate, coordinate and acquire all easements required for ingress/egress, utility routing and installation.

k.   Contact for access to site 7days/24hours.

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

l. Coordination of Full Title Search and Title Commitment, including issuance of Policy (if required). Actual third party Title Search fees will be the responsibility of the Client.


3.   Zoning

a.   Provide:

     Zoning process required, including timeline and deliverable for each step. Identify jurisdiction, hearing schedule, appeal process; Photo simulations or mock display, as required ;( actual costs to be paid by client) Zoning package preparation and submittal - (copies of all documents to Client); Attend all meetings and hearings required to obtain zoning and building permits; Provide expert zoning testimony as required; (actual costs to be paid by client)

                                    EXHIBIT B
                                  COMPENSATION



The compensation for services is as follows;

SITE ACQUISITION                                   $8500 PER SITE

ZONING /ADMINISTRATIVE REVIEW ONLY                 $1500 PER SITE

ZONING/ FULL PROCESS WITH HEARINGS                 $5000 PER SITE


Note: Site Acquisition with Admin Review $10,000. Site Acquisition with Hearings $13,500

                                   EXHIBIT "C"
                              PROJECT SITE LISTINGS


SITE ID     NAME       STATE     COUNTY      LAT          LONG         HT
----------- ---------- --------- ----------- ------------ ------------ -----
0304-015     Ousley     GA        BROOKS     N 30 53 54   W 83 27 06    280
----------- ---------- --------- ----------- ------------ ------------ -----
0304-016      Cool      GA        THOMAS     N31 00 11    W 83 52 38    300
----------- ---------- --------- ----------- ------------ ------------ -----
0304-017     Norman     GA        COLQUIT    N 31 17 29   W 83 40 23    280
----------- ---------- --------- ----------- ------------ ------------ -----
0304-018     Omega      GA         TIFT      N 31 22 25   W 83 34 22    280
----------- ---------- --------- ----------- ------------ ------------ -----
0304-019    Pineboro    GA        COLQUIT    N 31 09 05   W 83 40 59    280
----------- ---------- --------- ----------- ------------ ------------ -----
0304-020     Smith      GA        COLQUIT    N 31 06 45   W 83 47 23    280
----------- ---------- --------- ----------- ------------ ------------ -----

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